                                                                   EXHIBIT 10.19

                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 28th day of June, 1996, by and among ROBERT A. COOK AND STAFF, INC. and RAC SERVICES, INC., each a California corporation with its principal offices located at 2025 Gateway Place, Suite 330, San Jose, California 95110 (each of Robert A. Cook and Staff, Inc. and RAC Services, Inc. a "Seller" and collectively, "Sellers"), ROBERT A. COOK, ROBERT A. COOK AND ANNA M. COOK AS CO- TRUSTEES OF THE COOK 1993 LIVING TRUST, constituting all of the shareholders of Sellers (collectively, "Shareholder"), ROBERT A. COOK ACQUISITION CORP. ("Cook Acquisition"), a Delaware corporation with its principal offices at 3232 McKinney Avenue, Suite 900, Dallas, Texas 75204, RAC (California) ACQUISITION CORP. ("RAC Acquisition"), a Delaware corporation with its principal offices at 3232 McKinney Avenue, Suite 900, Dallas, Texas 75204 (each of Cook Acquisition and RAC Acquisition a "Buyer" and collectively, "Buyers"), and solely for the purposes of Articles IV and VI, Section 8.3,
Section 11.5 and Section 12.1 hereof, F.Y.I. INCORPORATED, a Delaware corporation with its principal offices at 3232 McKinney Avenue, Suite 900, Dallas, Texas 75204 ("FYI").

         WHEREAS, Sellers desire to sell to Buyers, and Buyers desire to buy from Sellers, substantially all of the assets of the litigation support business conducted by Sellers (the "Business"); and

         WHEREAS, in connection with the purchase by Buyers from Sellers of the assets described herein, (i) Buyers and Sellers will enter into a noncompetition agreement (the "Seller Noncompetition Agreement"), (ii) Buyers and Robert A. Cook will enter into a noncompetition agreement (the "Shareholder Noncompetition Agreement" and collectively with the Seller Noncompetition Agreement, the "Noncompetition Agreements"), and (iii) Robert A. Cook will enter into a consulting agreement with Buyers (the "Shareholder Consulting Agreement").

         NOW, THEREFORE, for and in consideration of the mutual representations, warranties, covenants and agreements hereinafter set forth and other good and valuable consideration, and upon the terms and subject to the conditions hereinafter set forth, the parties do hereby agree as follows:


                                   ARTICLE I

                               PURCHASE AND SALE

         1.1 Purchase and Sale of Assets. At the Closing (as that term is defined in Section 9.1), Robert A. Cook and Staff, Inc. will sell, convey, transfer, assign and deliver to Cook Acquisition, and Cook Acquisition will acquire and accept from Robert A. Cook and Staff, Inc., and RAC Services, Inc. will sell, convey, transfer, assign and deliver to RAC Acquisition, and RAC Acquisition will acquire and accept from RAC Services, Inc., the following assets and
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properties, free and clear of any and all options, pledges, mortgages, security interests, liens, charges, adverse claims, rights, restrictions, burdens and encumbrances whatsoever ("Encumbrances"):

         (a) All of the real property leasehold interests of such Seller described on Schedule 1.1A;

         (b) All of the personal property of such Seller located on the real property described on Schedule 1.1A and all other tangible assets and properties of such Seller, wherever located and whether or not described or referred to herein, including, without limitation, all equipment, machinery, tools, vehicles, inventories (including raw materials, work-in-process, finished goods, other than finished goods delivered by such Seller to others under consignment, supplies in store, maintenance items and parts (which hereinafter shall sometimes be collectively referred to as the "Inventory")), prepaid accounts and prepaid expenses, furniture, fixtures, fixed assets, books, reports and records (including customer lists);

         (c) The customer accounts, contracts, leases, franchises, arrangements and commitments listed on Schedule 1.1B and no others;

         (d) All intangible properties and rights (other than contracts, leases, arrangements and commitments), wherever located and whether or not described or referred to herein, including, without limitation, all know-how, trade secrets, technology, all patents and patent applications and rights and licenses thereunder, trade names, trademark registrations and applications, common law trademarks, servicemarks, copyrights and copyright registrations and applications;

         (e) All transferable licenses, permits, certificates and authorizations relating to the Business operations of such Seller;

         (f) All accounts receivable, evidences of indebtedness and choses-in-action of such Seller; and

         (g) Any other property or right, tangible or intangible, of such Seller used in the Business (the items in (a) through (g) hereof hereinafter collectively referred to as the "Assets");

provided, however, that such Seller will not sell, convey, transfer, assign or deliver to the applicable Buyer, and the applicable Buyer will not acquire from such Seller, any and all contracts, leases, arrangements and commitments not listed on Schedule 1.1B and the assets, properties and rights listed on
Schedule 1.1C (collectively, the "Excluded Assets").





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         1.2       Transfer and Conveyance.  Sellers shall execute and deliver to Buyers at the Closing Bills of Sale and Assignment in substantially the forms attached hereto as Exhibit A-1 and A-2 and all such other assignments, endorsements and instruments of transfer as shall be necessary or appropriate to carry out the intent of this Agreement and as shall be sufficient to vest in Buyers title to all of the Assets and all right, title and interest of Sellers thereto.

         1.3 Assumption of Certain Obligations. Effective at the Closing and subject to the terms set forth herein, at the Closing Cook Acquisition shall assume and be liable for the obligations of Robert A. Cook and Staff, Inc. to render performance arising after May 31, 1996 (the "Effective Date") under the contracts, leases, arrangements and commitments of Robert A. Cook and Staff, Inc. listed on Schedule 1.1B, and RAC Acquisition shall assume and be liable for the obligations of RAC Services, Inc. to render performance arising after the Effective Date under the contracts, leases, arrangements and commitments of RAC Services, Inc. listed on Schedule 1.1B (collectively, the "Assumed Liabilities") (but not any obligation for default or nonperformance under said contracts, leases, arrangements and commitments arising prior to the Closing). Buyers will not assume and will not be liable for any other debts, contracts, leases, liabilities, arrangements, commitments, obligations, restrictions, disabilities or duties of Sellers, other than those arising at or after the Effective Date under the Assumed Liabilities listed on Schedule 1.1B. Buyers shall execute and deliver to Sellers at the Closing Assumption Agreements in substantially the form attached hereto as Exhibits B-1 and B-2.


                                   ARTICLE II

                       PURCHASE PRICE AND OTHER PAYMENTS

         2.1 Cash Purchase Price. The aggregate purchase price for the Assets (the "Purchase Price") shall be $11,400,000.00.

         2.2 Allocation of Purchase Price; Adjustment of Purchase Price. The Purchase Price shall be allocated among the Assets as set forth on Schedule 2.2.

         2.3 Method of Payment of Purchase Price; Other Amounts Payable at the Closing. At the Closing, Buyers shall deliver to Sellers by certified check or wire transfer of next business day funds to a bank account or bank accounts designated by Sellers the aggregate amount of $10,400,001.00. The balance of $1,000,000.00 of the Purchase Price shall be retained by Buyers for a period of ninety (90) days from the date of the Closing as security and as an offset for any breach of the representations, warranties, covenants and agreements of Sellers and Shareholder and for Sellers' and Shareholder's indemnification obligations, each as set forth herein, following which time such amount shall be delivered to Sellers by certified check or wire transfer to a bank account or bank accounts designated by Sellers.





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
         2.4 Stub Amounts to Buyer. All net earnings and net cash flow of each Seller with respect to the Business (other than earnings and cash flow in the Excluded Assets) for the period from and after the Effective Date and through the Closing Date shall be for the benefit of the applicable Buyer and shall be included in the Assets conveyed to such Buyer at the Closing.

         2.5 Bank Accounts. At or immediately prior to the Closing Sellers shall withdraw an aggregate of $1,300,000.00 from the bank accounts to be conveyed to Buyers as a portion of the Assets pursuant to this Agreement. Within ninety (90) days following the Closing, Buyers and Sellers shall effect reconciliations of such accounts at the Effective Date, with any excess amount in such bank accounts delivered to Buyers at the Closing as determined by the reconciliations (net of the monies withdrawn by Sellers) being promptly returned by Buyers to Sellers, and any shortage in such bank accounts delivered to Buyers at the Closing as determined by the reconciliations (net of the monies withdrawn by Sellers) being promptly delivered by Sellers to Buyers (or, at Buyers' option, being deducted by Buyers from that portion of the Purchase Price retained pursuant to Section 2.3 hereof).


                                  ARTICLE III

           REPRESENTATIONS AND WARRANTIES OF SELLERS AND SHAREHOLDER

         Each Seller and Shareholder, jointly and severally, represents and warrants to Buyers as follows:

         3.1 Due Organization and Qualification. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has all requisite corporate power and authority to own or lease its properties and to carry on its business as it is presently being operated and in the place where such properties are owned or leased and such business is conducted.

         3.2 Title. Each Seller has, and upon conveyance of the Assets to the applicable Buyer by Seller at the Closing, such Buyer will acquire and hold good title to all interests in the leased properties as described in the instruments of lease referred to in Schedule 1.1A, and good title to all of the other Assets, whether real, personal or mixed, described in Schedule 3.2A as owned by it, free and clear of any and all Encumbrances except as set forth on
Schedule 3.2A.

         3.3 Inventory. The Inventory consists of current items of a quality and quantity that are usable or marketable in the ordinary course of the business of Sellers and items not usable in the business of Sellers have been written down in value in accordance with the normal business practice of Sellers to estimated net realizable market values.

         3.4 Physical Properties. Set forth on Schedule 3.2A is a description of (i) all vehicles owned or leased by Sellers and included among the Assets (showing motor vehicle identification





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numbers and whether owned or leased), (ii) all production and warehouse machinery and equipment owned or leased by Sellers and included among the Assets and (iii) all physical properties (other than the types of properties referred to in (i) and (ii) above), real, personal or mixed, owned by or leased to Sellers and included among the Assets, having an original cost in excess of $1,000.00 (exclusive of Inventory). Sellers enjoy peaceable possession of all properties owned or leased thereby.

         3.5 Trademarks, Etc. Set forth on Schedule 3.5 is a list of all trade names, trademark and servicemark registrations and applications or registered trade dress rights, common law trademarks, United States and foreign patents and patent applications and copyright registrations and applications owned or used by Sellers or which they licensed to use or under which they possess any rights ("Trademark and Patent Rights"). None of the products, activities or operations of Sellers infringe, involve or have resulted in (i) infringement of, or (ii) any claim or infringement of, any patent or patent application, trade name, trademark or service mark registration or application, common law trademark or trade dress rights, copyright or copyright registration or application of any other person, firm or corporation; and no proceedings have been instituted, are pending, or, to the best knowledge of Sellers and Shareholder, threatened, which challenge the rights of Sellers in respect thereof. None of the Trademark and Patent Rights, to the best of each Seller's and Shareholder's knowledge, are being infringed by the products, activities, operations, trade names, trademarks, service marks, trade dress rights or copyrights of any other person or persons and none are subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof. Neither Seller has given or is bound by an agreement of indemnification for patent, trade name, service mark, trademark or copyright infringement as to any property produced, used or sold by it.

         3.6 Compliance with Laws. Sellers (i) have complied with all laws, regulations, licensing requirements and orders applicable to business or personnel, (ii) have filed with the proper authorities all statements and reports required by the laws, regulations, licensing requirements and orders to which they or any of their employees (because of their activities on behalf of their employers) are subject, and (iii) possess all necessary licenses, franchises, permits and governmental authorizations to conduct their business in the manner in which and in the jurisdictions and places where such businesses are now conducted. Set forth on Schedule 3.6 is a list of all material licenses, franchises, permits and governmental authorizations and all applications pending before any agency or authority for the issuance of any licenses, franchises, permits or governmental authorizations or the renewal thereof.

         3.7 Contracts. Set forth on Schedule 3.7 is a list of all contracts, leases, arrangements and commitments (whether oral or written) by which any of the Assets are directly affected or are bound. Except as set forth on Schedule 3.7, neither Sellers nor any of the Assets is a party to or is bound or affected by any contract, lease, arrangement or commitment (whether oral or written) relating to: (i) the employment of any person other than personnel employed at the pleasure of Sellers in the ordinary course of their business at rates of compensation and on terms consistent with good business practice; (ii) collective bargaining with, or any representation of any





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employees by, any labor union or association; (iii) the acquisition of services, supplies, equipment or other personal property involving more than $5,000.00 or that is not terminable by a Seller upon not more than thirty (30) days' notice without obligation on the part of such Seller; (iv) the purchase, sale or lease of real property; (v) distribution, agency or construction; (vi) lease of real or personal property as lessor or lessee or sublessor or sublessee; (vii) lending or advancing of funds other than the extension of credit to trade purchasers in the ordinary course of a Seller's business consistent with good business practice; (viii) borrowing of funds or receipt of credit other than by a Seller in the ordinary course of business consistent with good business practice and except for trade payables in amounts and on terms consistent with past practice; (ix) incurring of any obligation or liability except for transactions engaged in by a Seller in the ordinary course of their business consistent with good business practice; (x) the sale of personal property (other than sales of Inventory in the ordinary course of business consistent with good business practice) or services under which payments due after the date of this Agreement exceed $5,000.00; and (xi) any matter or transaction not in the ordinary course of the business of a Seller or that is inconsistent with past business practice of such Seller.

         3.8 Contract Defaults. Neither Seller is in default in any material respect under any of the contracts, leases, arrangements and commitments listed on Schedule 3.7, and such contracts, leases, arrangements and commitments are legal, valid and binding obligations of the respective parties thereto in accordance with their terms and, except to the extent reflected in Schedule 3.7, have not been amended; and no defenses, offsets or counterclaims thereto have been asserted or to the best knowledge of each Seller and Shareholder, may be made, by any party thereto other than Sellers nor has either Seller waived any substantial rights thereunder.

         3.9 Litigation. Set forth on Schedule 3.9 is a list of all actions, suits, proceedings, investigations or grievances pending against Sellers or, to the best knowledge of each Seller and Shareholder, threatened against either Seller, the business or any property or rights of a Seller, at law or in equity or before or by any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign ("Agencies"). None of the actions, suits, proceedings or investigations listed on Schedule 3.9 either (i) results or would, if adversely determined, result in any material adverse change in the business, operations or assets or the condition, financial or otherwise, or results of operations of a Seller or (ii) affects or would, if adversely determined, affect the right or ability of a Seller to carry on its business substantially as now conducted. Neither Seller is subject to any continuing court or Agency order, writ, injunction or decree applicable specifically to the Assets, the business operations of such Seller or employees of such Seller, or in default with respect to any order, writ, injunction or decree of any court or Agency with respect to the Assets, its business, operations or employees.

         3.10 Corporate Power and Authority. The execution, delivery and performance of this Agreement by Sellers, and all other agreements by and among the parties, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action and no further action or approval is required in order to permit Sellers





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
to consummate the transactions contemplated hereby and thereby. This Agreement constitutes, and all other agreements by and among the parties, when executed and delivered in accordance with the terms thereof, will constitute the legal, valid and binding obligations of each Seller, enforceable in accordance with their terms. Each Seller has full power, authority and legal right to enter into this Agreement, and all other agreements by and among the parties, and to consummate the transactions contemplated hereby and thereby. The making and performance of this Agreement, and all other agreements by and among the parties, and the consummation of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof will not (i) conflict with the Articles of Incorporation or the Bylaws of Sellers (collectively, "Sellers' Charter Documents"), (ii) result in any breach or termination of, or constitute a default under, or constitute an event that with notice or lapse of time, or both, would become a default under, or result in the creation of any Encumbrance upon any of the Assets under, or create any rights of termination, cancellation or acceleration in any person under, any contract, lease, arrangement or commitment, or violate any order, writ, injunction or decree, to which either Seller is a party, by which any of the Assets, business or operations of a Seller may be bound or affected or under which any of the Assets, business or operations of a Seller receive benefits, (iii) result in the loss or adverse modification of any license, franchise, permit or other authorization granted to or otherwise held by a Seller and related to its business operations or (iv) result in the violation of any provisions of law applicable to a Seller, the violation of which could have an adverse effect upon the Assets, business or operations of such Seller.

         3.11 Financial Condition and Results of Operations. Each Seller has delivered to Buyers its balance sheet as of December 31, 1995 for RAC Services, Inc. and as of June 30, 1995 for Robert Cook and Staff, Inc. and the related statements of operations, stockholder's equity and cash flows for the three (3) fiscal years then ended, together with the balance sheet of such Seller at May 31, 1996, and the related statements of income, cash flow and operating expenses for the three-month period then ended, all of which are set forth on Schedule 3.11 (collectively, the "Financial Statements"). The Financial Statements (i) are accurate and in accordance with the books and records and accounting methods of Sellers, (ii) constitute true, full and complete disclosure of the financial position and results of operations of Sellers as of the dates and for the periods indicated and (iii) have been prepared in accordance with accounting principles consistently applied throughout the periods involved except as noted therein. Except as may be set forth on the Financial Statements or otherwise disclosed herein, there are no liabilities, contingent or otherwise, by which either Seller or any of the Assets or the Business may be bound or affected other than those incurred in the ordinary course of business consistent with good business practice and which are not materially adverse.

         3.12 Employee Benefits. Each employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained or contributed to by either Seller or any of the Group Members of Sellers (as defined below) (collectively, the "Plans") is listed on Schedule 3.12, is in substantial compliance with applicable law and has been administered and operated in all material respects in accordance with its terms. Each Plan that is intended to be "qualified" within the meaning of
Section 401(a) of the





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
Code has received a favorable determination letter from the Internal Revenue Service (the "IRS") and no event has occurred and no condition exists that could be expected to result in the revocation of any such determination. No event that constitutes a "reportable event" (within the meaning of Section 4043(b) of ERISA) for which the 30-day notice requirement has not been waived by the Pension Benefit Guaranty Corporation (the "PBGC") has occurred with respect to any Plan. No Plan is subject to Title IV of ERISA, and neither Sellers nor any Group Member has made any contributions to or participated in any "multiple employer plan" (within the meaning of the Code or ERISA) or "multi-employer plan" (as defined in Section 4001(a)(3) of ERISA). Full payment has been made of all amounts that Sellers were required under the terms of the Plans to have paid as contributions to such Plans on or prior to the date hereof (excluding any amounts not yet due) and all amounts properly accrued to date as liabilities of Seller that have not been paid have been properly recorded on the Financials Statements, and no Plan that is subject to
Part 3 of Subtitle B of Title 1 of ERISA has incurred any "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived. Neither Seller and, to the best knowledge of each Seller and Shareholder, no other "disqualified person" or "party in interest" (within the meaning of Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Plan that could be expected to result in the imposition of a material penalty pursuant to Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975(a) of the Code. No material claim, action, proceeding, or litigation has been made, commenced or, to the best knowledge of each Seller and Shareholder, threatened with respect to any Plan (other than for benefits payable in the ordinary course and PBGC insurance premiums). No Plan or related trust owns any securities in violation of Section 407 of ERISA. Neither Sellers nor any Group Member has incurred any liability or taken any action, or has any knowledge of any action or event, that could cause it to incur any liability (i) under Section 412 of the Code or Title IV of ERISA with respect to any "single employer plan" (within the meaning of Section 4001(a)(15) of ERISA), (ii) on account of a partial or complete withdrawal (within the meaning of Section 4205 and 4203 of ERISA, respectively) with respect to any "multi-employer plan" (within the meaning of Section 3(37) of ERISA), (iii) on account of unpaid contributions to any such multi-employer plan, or (iv) to provide health benefits or other non-pension benefits to retired or former employees, except as specifically required by Section 4980B(f) of the Code. Except as set forth in Schedule 3.12, neither the execution and delivery of this Agreement by Sellers or the consummation of the transactions contemplated hereby will (i) entitle any current or former employee of Sellers to severance pay, unemployment compensation or any similar payment, (ii) accelerate the time of payment or vesting, or increase the amount of, any compensation due to any such employee or former employee, or (iii) directly or indirectly result in any payment made or to be made to or on behalf of any person to constitute a "parachute payment" (within the meaning of Section 280G of the Code). For purposes of this Agreement, "Group Member" shall mean any member of any "affiliated service group" as defined in Section 414(m) of the Code that includes Sellers, any member of any "controlled group of corporations" as defined in Section 1563 of the Code that includes either Seller, or any member of any group of "trades or businesses under common control" as defined by Section 414(c) of the Code that includes either Seller.

         3.13      Employees; Employee Relations.

                   (a) Schedule 3.13 sets forth (i) the name and current annual salary (or rate of pay) and other compensation (including, without limitation, normal bonus, profit-sharing and other compensation) now payable by Sellers to each employee whose current total annual compensation or estimated compensation is $15,000.00 or more, (ii) any increase to become effective after the date of this Agreement in the total compensation or rate of total compensation payable by Sellers to each such person, (iii) any increase to become payable after the date of this Agreement by Sellers to employees other than those specified in clause (i) of this Section 3.13(a), (iv) all presently outstanding loans and advances (other than routine travel advances to be repaid or formally accounted for within sixty (60) days) made by Sellers to, or made to Sellers by, any director, officer or employee, (v) all other transactions between a Seller and any director, officer or employee of such Seller since December 31, 1995, and (vi) all accrued but unpaid flex-time off owing to any officer or employee as of May 31, 1996 that is not disclosed on the Financial Statements.

                   (b) Except as disclosed on Schedule 3.13, neither Seller is a party to, or bound by, the terms of any collective bargaining agreement, and neither Seller has experienced any material labor difficulties during the last five years. Except as set forth on Schedule 3.13, there are no labor disputes existing, or to the best knowledge of Sellers, threatened involving, by way of example, strikes, work stoppages, slowdowns, picketing, or any other interference with work or production, or any other concerted action by employees. No charges or proceedings before the National Labor Relations Board, or similar agency, exist, or to the best knowledge of each Seller and Shareholder, are threatened.

                   (c) Each Seller's relationship with its respective employees is good. Except as disclosed on Schedule 3.13, neither Seller is a party to any employment contract with any individual or employee, either express or implied. No legal proceedings, charges, complaints, or similar actions exist under any federal, state or local laws affecting the employment relationship including, but not limited to: (i) anti-discrimination statutes such as Title VII of the Civil Rights Act of 1964, as amended (or similar state or local laws prohibiting discrimination because of race, sex, religion, national origin, age and the like); (ii) the Fair Labor Standards Act or other federal, state or local laws regulating hours of work, wages, overtime and other working conditions; (iii) requirements imposed by federal, state or local governmental contracts such as those imposed by Executive Order 11246; (iv) state laws with respect to tortious employment conduct, such as slander, false light, invasion of privacy, negligent hiring or retention, intentional infliction of emotional distress, assault and battery, or loss of consortium; or (v) the Occupational Safety and Health Act, as amended, as well as any similar state laws, or other regulations respecting safety in the workplace; and to the best knowledge of each Seller and Shareholder, no proceedings, charges, or complaints are threatened under any such laws or regulations and no facts or circumstances exist that would give rise to any such proceedings, charges, complaints, or claims, whether valid or not. Neither Seller is subject to any settlement or consent decree with any present or former employee, employee representative or any government or Agency relating to claims of discrimination or other claims in respect to employment practices and policies; and no government or Agency has issued a judgment, order, decree or finding with respect to the labor and employment practices (including practices relating to discrimination) of Sellers.

                   (d) Since December 31, 1994 neither Seller has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state laws. Neither Seller has laid off more than ten percent (10%) of its employees at any single site of employment in any ninety (90) day period during the twelve (12) month period ending April 30, 1996.

         3.14      Environmental Laws and Regulations.

                   (a)     (i)      During the occupancy and operation of the
"Subject Property" (as defined below) by Sellers and, to the best knowledge of Sellers and Shareholder, prior to its occupancy and operation, the operations of the Subject Property, and any use, storage, treatment, disposal, or transportation of "Hazardous Substances" (as defined below) that has occurred in or on the Subject Property prior to the date of this Agreement have been in compliance with "Environmental Requirements" (as defined below); (ii) during the occupancy and operation of the Subject Property by Sellers, or, to the best knowledge of each Seller and Shareholder, prior to its occupancy or operation, no release, leak, discharge, spill, disposal or emission of Hazardous Substances has occurred in, on or under the Subject Property in a quantity or manner that violates or requires further investigation or remediation under Environmental Requirements; (iii) to the best knowledge of Sellers and Shareholder, the Subject Property is free of Hazardous Substances as of the date of this Agreement, except for the presence of small quantities of Hazardous Substances utilized by Sellers or other tenants of the Subject Property in the ordinary course of their business; (iv) there is no pending or threatened litigation or administrative investigation or proceeding concerning the Subject Property involving Hazardous Substances or Environmental Requirements; and (v) to the best knowledge of Sellers and Shareholders, there are no above-ground or underground storage tank systems located at the Subject Property.

                   (b) Definitions. As used in this Agreement, the following terms shall have the following meanings:

                   "Environmental Requirements" means all laws, statutes, rules, regulations, ordinances, guidance documents, judgments, decrees, orders, agreements and other restrictions and requirements (whether now or hereafter in effect) of any governmental authority, including, without limitation, federal, state and local authorities, relating to the regulation or protection of human health and safety, natural resources, conservation, the environment, or the storage, treatment, disposal, transportation, handling or other management of industrial or solid waste, hazardous waste, hazardous or toxic substances or chemicals, or pollutants.

                   "Hazardous Substance" means (i) any "hazardous substance" as defined in Section 101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time (42 U.S.C. Sections 9601 et seq.)("CERCLA") or any regulations promulgated thereunder; (ii) petroleum and petroleum by-products; (iii) asbestos or asbestos- containing material ("ACM"); or (iv) any additional substances or materials that have been or are currently classified or considered to be pollutants, hazardous or toxic under Environmental Requirements.

                   "Subject Property" means all property subject to the Real Property Leases.

         3.15 Consents. Except as set forth on Schedule 3.15, no consent, approval, authorization or order of any court, Agency or any other person is required in order to permit Sellers to consummate the transactions contemplated by this Agreement. With respect to the CSAA Contract (as defined in Section
7.6 hereof), neither Seller nor Shareholder has any knowledge as to whether CSAA will terminate the CSAA Contract following consummation of the transactions contemplated hereby and the proposed assignment thereof by Sellers to Buyers.

         3.16 Insurance. Each Seller is adequately insured with responsible insurers in respect of its properties against business risks normally insured against by companies in similar lines of business. Set forth on Schedule 3.16 attached hereto is a summary description of all policies of fire, casualty, liability and other forms of insurance and all fidelity bonds held by Sellers.

         3.17 Taxes. Each Seller has duly filed all federal, state, county, local and other excise, franchise, property, payroll, income, capital stock, sales and use and other tax returns that are required to be filed by it and such returns are true, correct and complete in all respects. Each Seller has paid all taxes which have become due or have been assessed against it and all taxes, penalties and interest which any taxing authority has proposed or asserted to be owing. All tax liabilities to which the properties of Sellers may have been subjected have been discharged except for taxes assessed but not yet payable. There are no tax claims presently being asserted against Sellers and Sellers know of no basis for any such claim. Neither Seller has granted any extension to any taxing authority of the limitation period during which any tax liability may be asserted thereby.

         3.18 Business Relations. Schedule 3.18 contains an accurate list of all significant customers of the Business (i.e., those customers representing 5% or more of either Seller's revenues for the twelve (12) months ended March 31, 1996). Except as set forth in Schedule 3.18, neither Seller has experienced any difficulties in obtaining any inventory items necessary to the operation of its business, and, to the best knowledge of each Seller and Shareholder, no such shortage of supply of inventory items is threatened or pending. Neither Seller is required to provide any bonding or other financial security arrangements in any material amount in connection with any transactions with any of its customers or suppliers.

         3.19 Absence of Certain Changes or Events. Since December 31, 1995, neither Seller has (i) suffered any extraordinary losses or waived any rights of substantial value; (ii) amended its Articles of Incorporation or Bylaws; (iii) made any change in its mode of management or any change in its method of operation or method of accounting; (iv) made or become obligated to make any capital expenditures other than such expenditures or commitments not exceeding

$5,000.00 in the aggregate; (v) experienced or suffered any adverse change in its business, operations or assets (whether or not covered by insurance), condition, financial or otherwise, or results of operations; (vi) entered into any transaction, except in the ordinary course of its business consistent with good business practice; (vii) received any notice of any claim asserted against it by any Agency that could have a material adverse effect on the business or financial condition of such Seller; or (viii) incurred or agreed to incur any material obligation outside the ordinary course of business that has not heretofore been disclosed in writing to Buyers.

         3.20 True, Correct and Complete Information. The information furnished to Buyers by Sellers prior to, at or after the date of this Agreement and in any Schedule referred to herein is true, correct and complete in all material respects. Such information states all material facts required to be stated therein or with respect thereto or necessary to make the statements therein or with respect thereto, in light of the circumstances under which such statements are made, true, correct and complete.

         3.21 Availability of Documents. Sellers have made available for inspection by Buyers at the offices of Sellers true, correct and complete copies of Sellers' Charter Documents and all contracts, leases, arrangements, commitments and documents referred to herein or in any Schedule referred to herein, in each case together with all amendments and supplements thereto.

         3.22 Broker's and Finder's Fees. Neither Seller has made any agreement with any person, or taken any action which would cause any person, to become entitled to an agent's, broker's or finder's fee or commission in connection with the transactions contemplated by this Agreement.

         3.23 Accounts Receivable; Evidences of Indebtedness. Set forth on Schedule 3.23 is a list of all accounts receivable, promissory notes, contract rights, commercial paper, debt securities and other rights to receive money ("Receivables") reflected as assets of Seller in the Financial Statements as of May 31, 1996, showing the name of the account debtor, maker or obligor, the unpaid balance, the age of the Receivable and, if applicable, the maturity date, the interest rate and the collateral securing the obligation. All Receivables reflected in the Financial Statements or acquired since that date are legal, valid and binding obligations of the obligors and, except as set forth on Schedule 3.23, Sellers have no knowledge of any fact impairing the collectability of such Receivables in accordance with their terms. Since December 31, 1995, neither Seller has acquired or permitted to be created any Receivables except in the ordinary course of its business consistent with past practice. Notwithstanding the above, neither Sellers nor Shareholder represent or warrant the collectability of the Receivables.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF FYI AND BUYERS

         Each Buyer and FYI, jointly and severally, represent and warrant to Sellers and Shareholder as follows:

         4.1 Organization and Authority. Each Buyer and FYI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own or lease its properties and to carry on its business as it is presently being operated and in the place where such properties are owned or leased and such business is conducted. The execution, delivery and performance of this Agreement by Buyers, and all other agreements by and among the parties, and the consummation by Buyers of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action and no further action or approval is required in order to permit Buyers to consummate the transactions contemplated hereby and thereby. This Agreement constitutes, and all other agreements by and among the parties, when executed and delivered in accordance with the terms thereof, will constitute the legal, valid and binding obligations of Buyers, enforceable in accordance with their terms. Buyers have full power, authority and legal right to enter into this Agreement and all other agreements by and among the parties and to consummate the transactions contemplated hereby and thereby. The making and performance of this Agreement, and all other agreements by and among the parties, and the consummation of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof will not (i) conflict with the Certificates of Incorporation or the Bylaws of Buyers (collectively, "Buyers' Charter Documents"), (ii) result in any breach or termination of, or constitute a default under, or constitute an event which with notice or lapse of time, or both, would become a default under, or result in the creation of any Encumbrance upon any asset of Buyers under, or create any rights of termination, cancellation or acceleration in any person under, any contract, lease, arrangement or commitment, or violate any order, writ, injunction or decree, to which either Buyer is a party or by which such Buyer or its assets, business or operations may be bound or affected or under which such Buyer or its assets, business or operations receive benefits, (iii) result in the loss or adverse modification of any material license, franchise, permit or other authorization granted to or otherwise held by Buyers that is material to the business or financial condition of Buyers or (iv) result in the violation of any provisions of law applicable to Buyers, the violation of which could have a material adverse effect upon the business, operations or assets of Buyers.

         4.2 Consents. No consent, approval, authorization or order of any court, Agency or any other person is required in order to permit Buyers to consummate the transactions contemplated by this Agreement.

         4.3 Broker's and Finder's Fees. Neither Buyer has made any agreement with any person, or taken any action that would cause any person, to become entitled to an agent's, broker's or finder's fee or commission in connection with the transactions contemplated by this Agreement.

         4.4 Litigation. There is no pending or threatened litigation in any court or any proceeding before any Agency (i) in which it is sought to restrain, prohibit, invalidate or obtain damages in respect of the consummation of the purchase and sale of the Assets or the other transactions contemplated hereby, (ii) that could, if adversely determined, result in any material adverse change in the business, operations or assets or the condition, financial or otherwise, or results of operations of Buyers or (iii) that could, if adversely determined, have a material adverse effect on the right or ability of Buyers to carry on their business substantially as now conducted.

         4.5 Compliance with Laws. To the best of each Buyer's knowledge, such Buyer (i) has complied with all laws, regulations, licensing requirements and orders applicable to its business the breach or violation of which could have a material adverse effect on said business, (ii) has filed with the proper authorities all statements and reports required by the laws, regulations, licensing requirements and orders to which it is subject and (iii) possesses all necessary licenses, franchises, permits and governmental authorizations to conduct its business in the manner in which and in the jurisdictions and places where such business is now conducted.


                                   ARTICLE V

                      COVENANTS OF SELLERS AND SHAREHOLDER

         Each Seller and Shareholder covenants and agrees with Buyers as follows:

         5.1 Affirmative Covenants. Prior to the Closing Date (as hereinafter defined), each Seller will operate its business only in the usual, regular and ordinary course of business consistent with past business practices, and will use its best efforts to: (i) preserve intact its business organization and the Assets; (ii) maintain its properties, machinery and equipment in good operating condition and repair; (iii) continue all existing policies of insurance (or comparable insurance) in full force and effect up to and including the Closing Date (and will not cancel any such insurance or take (or fail to take) any action that would enable the insurers under such policies to avoid liability for claims arising out of any occurrence prior to the Closing Date without the prior written consent of Buyers); (iv) use its best efforts to keep available the services of its present officers, employees and agents; (v) use its best efforts to preserve its present relationships with lending and other financial institutions, suppliers and customers; and (vi) maintain its books, accounts and records in the usual, regular and ordinary manner on a basis consistently applied. Each Seller or Shareholder will notify Buyers in writing within five (5) business days of learning of any facts, event or circumstance that is reasonably likely to have a material adverse effect on the business, operations, prospects, properties or condition (financial or otherwise) of a Seller or on the Assets or the Business.

         5.2 Negative Covenants. Prior to the Closing Date, each Seller will operate its business only in the usual, regular and ordinary course of business consistent with past business practices, and will not, without the prior written consent of Buyers: (i) make any increase in the compensation payable or to become payable by it to any employee (other than salary increases in the usual, regular and ordinary course of business and not to exceed $500.00 total per month) or contribute or make any commitment to or representation that it will contribute any amounts to any bonus or other employee benefit plan for employees of such Seller except as required by law or by the terms of any such plan in the ordinary course of business; (ii) make any amendment to its Articles of Incorporation, Bylaws or other organizational documents; (iii) make any material change in the character of its business; (iv) incur any obligation or liability (fixed or contingent) except in the ordinary course of business;
(v) discharge or satisfy any Encumbrance or pay any obligation or liability (fixed or contingent) other than in the ordinary course of business; (vi) mortgage, pledge, transfer or otherwise dispose of or subject to any Encumbrance any of the Assets, except in the ordinary course of business; (vii) acquire any assets or properties, except in the ordinary course of business;
(viii) cancel or compromise any material debt or claim; (ix) waive or release any rights of material value; (x) transfer, grant or terminate contract, lease, arrangement or commitment rights under any concessions, leases, licenses, agreements, patents, patent licenses, inventions, trademarks, trade names, service marks, trade dress or copyrights or registrations or licenses thereof or applications therefor or with respect to any know-how or other proprietary or trade rights; (xi) modify or change in any material respect or terminate any existing contract, lease, arrangement or commitment required to be listed on
Schedule 1.1B; (xii) undertake any material borrowing of any nature whatsoever other than in the ordinary course of business; (xiii) make any loans or extensions of credit, except in the ordinary course of business; (xiv) make or become obligated to make any capital expenditures or enter into commitments therefor exceeding $5,000.00 in the aggregate; and (xv) sell, discount or otherwise dispose of any accounts receivable. Nothing herein shall be deemed to prevent Sellers from paying bonuses consistent with past business practices as contemplated on Schedule 5.2.

         5.3 Furnishing of Information by Sellers and Shareholder. Sellers and Shareholder will keep Buyers promptly advised of all material developments relevant to the consummation of the transactions contemplated hereby and will cooperate fully with Buyers in bringing about the consummation of the transactions contemplated hereby. Each Seller will update by amendment or supplement each of the Schedules referred to herein and any other disclosure in writing from such Seller required by this Agreement to be disclosed in writing by a Seller to Buyers promptly upon any change in the information set forth in such Schedules or other disclosures, and hereby represents and warrants that such Schedules and such written disclosures, as so amended or supplemented, shall be true, correct and complete as of the date or dates thereof; provided, however, that the inclusion of any information in any such amendment or supplement, not included in the original Schedule or other disclosure at or prior to the date of this Agreement, shall not limit or impair any right that Buyers might otherwise have respecting the representations or warranties of Sellers and Shareholder contained in this Agreement. No investigation pursuant to this Section 5.3 shall affect any representations or warranties or the conditions to the obligations of Buyers to consummate the transactions contemplated hereby.

         5.4 Employees of Sellers. Each Seller shall pay all salaries, wages and bonuses, and all amounts due in lieu of holiday, sick or vacation pay (flex-time off), to all employees of such Seller employed in the Business at the Closing, and effective on the Closing Date shall terminate all of such employees. Any such amounts applicable to the period from and after the Effective Date shall be at the expense of the applicable Buyer and thereby reduce the net earnings and net cash flow to be conveyed by Sellers to Buyers at the Closing pursuant to Section 2.4 hereof. Each Seller shall be responsible for all claims made by its employees for wages, salaries, bonuses, pension, workmen's compensation, medical insurance, disability, vacation, severance pay, pay in lieu of notice, sick benefits or other compensation or benefit arrangements in respect of the service of such employees prior to the Effective Date. At its option, to the extent permitted by applicable law, each Seller may elect to pay the applicable Buyer for the accrued flex-time off pay with respect to periods prior to the Effective Date otherwise payable to its employees by deduction of a corresponding amount from the Purchase Price payable to Sellers at the Closing.

         5.5 Approvals of Third Parties. As soon as practicable after the date hereof, each Seller and Shareholder will use its or his best efforts to secure all necessary consents, approvals and clearances of third parties (except the consent of the California State Auto Association ("CSAA") under the CSAA Contract (as defined in Section 7.6 hereof)) that shall be required to consummate the transactions contemplated hereby and will otherwise use its or his best efforts to cause the consummation of such transactions in accordance with the terms and conditions of this Agreement.

         5.6 Notices. Each Seller will timely give all notices required to be given relating to the transactions contemplated hereby, including without limitation, (i) any notices required or requested to be given to all creditors and claimants against such Seller and (ii) any notices required or requested to be given pursuant to applicable bulk sales laws or similar laws.

         5.7 Access to Books and Records. Each Seller agrees to provide Buyers, their accountants, counsel and other representatives, during normal business hours and upon reasonable notice, for a period of four (4) years after the Closing Date, access to the books, records, income tax returns, contracts and other underlying data and documentation of Seller relating to the period prior to the Closing Date and to make available to Buyers' personnel of such Seller in Buyers' review thereof for the purpose of enabling Buyers to determine and calculate any tax liabilities in connection with the Assets.
Each Seller agrees that, for such four-year period, it will preserve and keep intact all such books and records.

         5.8 No Solicitation of Offers. Each Seller and Shareholder covenants and agrees that it or he will not solicit, entertain, encourage or assist any acquisition proposal with respect to the purchase or exchange of the Assets or Business or any portion thereof, or with respect to any proposed merger, consolidation, sale of securities or other acquisition involving such Seller (an "Acquisition Proposal"), by or with any person other than Buyer or its authorized designee until July 31, 1996. In the event that any Seller or Shareholder receives such an Acquisition Proposal such Seller or Shareholder shall notify Buyers within three (3) business days of the substance of any inquiry or proposal received thereby.

         5.9 Capital Commitments. Each Seller covenants and agrees that it will be liable for and will promptly pay for (i) all capital improvements completed prior to or in progress at the Effective Date but unpaid at the Closing Date and (ii) all assets or properties delivered to such Seller prior to the Effective Date but unpaid at the Closing Date; provided, however, that such Seller shall not be liable for the cost of installing any such assets or properties if they are installed after the Effective Date.

         5.10 Change of Name by Robert A. Cook and Staff, Inc. Upon written request of Cook Acquisition within two (2) years following the Closing, Robert A. Cook and Staff, Inc. shall promptly and in any event within thirty
(30) days following such request change its corporate name to a name other than `Robert A. Cook and Staff, Inc.' or any variant thereof and promptly file appropriate notification of its change of name as required by applicable law, and shall execute and deliver to Cook Acquisition or its designee (i) an assignment of any and all rights it has in, to and under such name and (ii) a consent to the use by Cook Acquisition or its designee of such name in form suitable for filing with the California Secretary of State; provided, however, that Robert A. Cook and Staff, Inc. shall not be required to change its name (but shall execute and deliver a consent as described in clause (ii) above) in the event that at the time of such request Robert A. Cook and Staff, Inc. shall commence corporate dissolution procedures pursuant to the applicable provisions of the California Corporations Code.


                                   ARTICLE VI

                              COVENANTS OF BUYERS

         Each Buyer and FYI covenants and agrees with Sellers and Shareholder as follows:

         6.1 Furnishing of Information by Buyers. Buyers will keep Sellers and Shareholder advised of all material developments relevant to the consummation of the transactions contemplated hereby and will cooperate fully with Sellers and Shareholder in bringing about the consummation of the transactions contemplated hereby. Buyers will update by amendment or supplement each of the Schedules referred to herein and any other disclosure in writing from Buyers required by this Agreement to be disclosed in writing by Buyers to Seller promptly upon any change in the information set forth in such Schedules or other disclosures, and Buyers and FYI hereby represent and warrant that such Schedules and such written disclosures, as so amended or supplemented, shall be true, correct and complete as of the date or dates thereof; provided, however, that the inclusion of any information in any such amendment or supplement, not included in the original Schedule or other disclosure at or prior to the date of this Agreement, shall not limit or impair any right that Seller or Shareholder might otherwise have respecting the representations or warranties of Buyers contained in this Agreement. No investigation pursuant to this Section 6.1 shall affect any representations or warranties or the conditions to the obligations of Sellers and Shareholder to consummate the transactions contemplated hereby.

         6.2 Approvals of Third Parties. As soon as practicable after the date hereof, each Buyer will use its best efforts to secure all necessary consents, approvals and clearances of third parties that shall be required to consummate the transactions contemplated hereby and will otherwise use its best efforts to cause the consummation of such transactions in accordance with the terms and conditions of this Agreement.

         6.3 Access to Books and Records. Each Buyer agrees to provide each Seller, its accountants, counsel and other representatives during normal business hours and upon reasonable notice, for a period of four (4) years after the Closing Date, access to the books, records, tax returns, contracts and other underlying data and documentation of such Buyer relating to the period prior to the Closing Date and to make available to such Seller personnel of such Buyer in such Seller's review thereof for the purpose of enabling such Seller to determine and calculate any tax liabilities for such period. Each Buyer agrees that, for such four-year period, it will preserve and keep intact all such books and records.


                                  ARTICLE VII

                      CONDITIONS TO OBLIGATIONS OF BUYERS

         The obligations of Buyers to cause the purchase of the Assets and the other transactions contemplated hereby to occur at Closing shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions, except such conditions as Buyers may waive in writing:

         7.1 Representations and Warranties of Sellers and Shareholder. All of the representations and warranties of Sellers and Shareholder contained in this Agreement and in any Schedule or other disclosure in writing from Sellers or Shareholder shall be true and correct when made, and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

         7.2 Covenants of Sellers and Shareholder. All of the covenants and agreements herein on the part of Sellers and Shareholder to be complied with or performed on or before the Closing Date shall have been fully complied with and performed.

         7.3 Seller's Certificates. There shall be delivered to Buyers a certificate dated as of the Closing Date and signed by the President or a Vice President of each Seller and by Shareholder to the effect set forth in Sections
7.1 and 7.2, which certificate shall have the effect of a representation and warranty made by each Seller and by Shareholder on and as of the Closing Date.

         7.4 Noncompetition Agreements. (a) Each Seller shall have executed and delivered to Buyers the Seller Noncompetition Agreement in substantially the form attached hereto as

Exhibit C-1, and (b) Robert A. Cook shall have executed and delivered to Buyers the Shareholder Noncompetition Agreement in substantially the form attached hereto as Exhibit C-2.

         7.5 Shareholder Consulting Agreement. Robert A. Cook shall have executed and delivered to Buyers the Shareholder Consulting Agreement in substantially the form attached hereto as Exhibit D.

         7.6 CSAA Contract. Sellers and Shareholder shall have delivered evidence reasonably satisfactory to Buyers of the June 1996 renewal of Sellers' contract with CSAA (the "CSAA Contract") for a term of not less than one (1) year from the date of such renewal.

         7.7 No Casualty Losses. The Assets shall not have suffered any destruction or damage by fire, explosion or other casualty or any taking by eminent domain which has materially impaired the operation of the Assets or otherwise had a material adverse effect upon the business conducted by Sellers.

         7.8 Certificates of Authorities. Each Seller shall have furnished to Buyers (i) certificates of the Secretary of State of California and the California Franchise Tax Board, each dated as of a date not more than fifteen (15) days prior to the Closing Date, attesting to the organization, existence and good standing of such Seller, (ii) a copy, certified by the Secretary of State of California as of a date not more than fifteen (15) days prior to the Closing Date, of such Seller's Articles of Incorporation and all amendments thereto, (iii) a copy, certified by the Secretary of such Seller, of the Bylaws of such Seller, as amended and in effect at the Closing Date and
(iv) a copy, certified by an authorized officer of Seller, of resolutions duly adopted by the Board of Directors of Seller duly authorizing the transactions contemplated in this Agreement.

         7.9 Litigation. At the Closing Date, there shall not be pending or threatened any litigation in any court or any proceeding before any Agency,
(i) in which it is sought to restrain, invalidate, set aside or obtain damages in respect of the consummation of the purchase and sale of the Assets or the other transactions contemplated hereby, (ii) that could, if adversely determined, result in any material adverse change in the business, operations or assets or the condition, financial or otherwise, or results of operations of a Seller, (iii) that could, if adversely determined, have a material adverse effect on the right or ability of a Seller to carry on its business as now conducted or (iv) as a result of which, in the reasonable judgment of Buyers, Buyers would be deprived of the material benefits of their ownership of the Assets.

         7.10 Satisfactory to Buyers' Counsel. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental thereto and all other related matters shall have been satisfactory to Locke Purnell Rain Harrell (A Professional Corporation), Dallas, Texas, counsel for Buyers and FYI.

         7.11 Opinion of Sellers' Counsel. Buyers shall have received an opinion of Carr, McClellan, Ingersoll, Thompson & Horn Professional Corporation, counsel for Sellers and Shareholder, dated the Closing Date, to the effect that: (i) Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California; (ii) each Seller and Shareholder has full corporate power and authority to enter into this Agreement and all other agreements by and among the parties and to consummate the transactions contemplated hereby and thereby;
(iii) all corporate action required to be taken by Sellers to approve this Agreement and all action required to be taken by Shareholder to approve this Agreement and all other agreements by and among the parties and the transactions contemplated hereby and thereby and to authorize execution and delivery of this Agreement and all other agreements by and among the parties and the performance by Sellers and Shareholder of their respective obligations hereunder and thereunder, have been duly and properly taken, and no further action or approval is required in order to permit Sellers and Shareholder to consummate the transactions contemplated by this Agreement and all other agreements by and among the parties; and (iv) this Agreement, the instruments of transfer of the Assets from Sellers to Buyers and all other agreements by and among the parties have been duly executed and delivered by Sellers and by Shareholder and are legal, valid and binding obligations of Sellers and of Shareholder enforceable in accordance with their terms.

         7.12      No Material Adverse Changes.  There shall not have occurred
(i) any material adverse change in the Business or the Assets or (ii) any material loss or damage to any of the Assets (whether or not covered by insurance) of Sellers. Buyers shall receive a certificate from Sellers, dated as of the Closing Date and in form and substance reasonably satisfactory to Buyer, as to the fulfillment of the conditions set forth in this Section 7.11.

         7.13 Consents and New Contractor Agreements. Each Seller shall have obtained all orders, approvals or consents of third parties, including, without limitation, any consents or approvals deemed necessary by counsel to Buyers that shall be required to consummate the transactions contemplated hereby, including, without limitation, consents to the assignment of the Assumed Liabilities listed on Schedule 1.1B; provided, however, that Seller shall not be required to deliver the consent to the assignment by Seller to Buyers of the CSAA Contract. Each Buyer and FYI acknowledges that (i) the failure to obtain the consent of CSAA to the consummation of the transactions set forth in this Agreement shall not affect Buyers' obligations under this Agreement or give rise to any claim by FYI or Buyers under this Agreement or otherwise and (ii) it shall not contact CSAA with respect to such transactions prior to the Closing. Sellers shall have obtained written agreements of each of the contractors set forth on Schedule 3.7 hereto to perform for Buyers the services previously performed thereby for Sellers and to enter into equipment leases with Buyers on substantially the same terms and conditions as existed immediately prior to the Closing Date.

         7.14 Approval of Boards of Directors. The Board of Directors of each Buyer and of FYI shall have approved and ratified the execution by such Buyer or FYI, as the case may be, of this Agreement and the other agreements to be executed and delivered by such party in connection with the consummation of the transactions contemplated hereby.

         7.15 Further Assurances. Each Seller and Shareholder shall take all such further action as may be reasonably requested by Buyers in order to effectuate the consummation of the transactions contemplated by this Agreement. If Buyers shall reasonably determine that any further conveyance, assignment or other document or any further action is necessary to vest in them full title to the Assets, Sellers and Shareholder shall cause the appropriate officers to execute and deliver all such instruments and take all such action as Buyers may reasonably determine to be necessary. Sellers shall have provided Buyers with all necessary cooperation to assist Buyers in obtaining the certificates and permits to be required of Buyer to operate the Business following the Closing.


                                  ARTICLE VIII

              CONDITIONS TO OBLIGATIONS OF SELLERS AND SHAREHOLDER

         The obligations of Sellers and Shareholder to cause the sale of the Assets and the other transactions contemplated hereby to occur at Closing shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions, except such conditions as Sellers and Shareholder may waive in writing:

         8.1 Representations and Warranties of Buyers. All of the representations and warranties of Buyers and FYI contained in this Agreement and in any Schedule or other disclosure in writing from Buyer shall be true and correct when made, and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

         8.2 Covenants of Buyers. All of the covenants and agreements herein on the part of Buyers to be complied with or performed on or before the Closing Date shall have been fully complied with and performed.

         8.3 Buyers' Certificate. There shall be delivered to Sellers and Shareholder a certificate dated as of the Closing Date and signed by the President or a Vice President of each Buyer and of FYI to the effect set forth in Sections 8.1 and 8.2, which certificate shall have the effect of a representation and warranty made by Buyers and FYI on and as of the Closing Date.

         8.4 Noncompetition Agreements. Buyers shall have executed and delivered to Sellers and to Robert A. Cook the Noncompetition Agreements.

         8.5 Shareholder Consulting Agreement. Buyers shall have executed and delivered to Robert A. Cook the Shareholder Consulting Agreement.

         8.6 Employment Agreement for MaryDell K. Rose. Buyers shall have executed and delivered to MaryDell K. Rose the Employment Agreement in substantially the form attached hereto as Exhibit E.

         8.7 Certificates of Authorities. Each Buyer shall have furnished to Sellers (i) a certificate of the Secretary of State of Delaware, dated as of a date not more than fifteen (15) days prior to the Closing Date, attesting to the organization, existence and good standing of such Buyer, (ii) a copy, certified by the Secretary of State of Delaware as of a date not more than fifteen (15) days prior the Closing Date, of such Buyer's Certificate of Incorporation and all amendments thereto, (iii) a copy, certified by the Secretary of such Buyer, of the Bylaws of such Buyer, as amended and in effect at the Closing Date and (iv) a copy, certified by an authorized officer of such Buyer, of resolutions duly adopted by the Board of Directors of such Buyer duly authorizing the transactions contemplated in this Agreement.

         8.8 Satisfactory to Sellers' Counsel. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental thereto and all other related legal matters shall have been satisfactory to Carr, McClellan, Ingersoll, Thompson & Horn Professional Corporation, counsel for Sellers and Shareholder.

         8.9 Opinion of Buyers' Counsel. Sellers and Shareholder shall have received an opinion of Locke Purnell Rain Harrell (A Professional Corporation), counsel for Buyers and FYI, dated the Closing Date, to the effect that: (i) Each Buyer and FYI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and each Buyer is qualified to carry on its business in the State of California; (ii) each Buyer and FYI has full corporate power and authority to enter into this Agreement and all other agreements by and among the parties and to consummate the transactions contemplated hereby and thereby; and (iii) this Agreement and all other agreements by and among the parties have been duly executed by Buyers and FYI (to the extent a party thereto) and are legal, valid and binding obligations of Buyers and FYI enforceable in accordance with their terms.


                                   ARTICLE IX

                           DATE AND PLACE OF CLOSING

         9.1 Date and Place of Closing. Subject to satisfaction or waiver of the conditions to the obligations of the parties, the purchase and sale of the Assets pursuant to this Agreement shall be consummated at a closing (the "Closing") to be held in the offices of Locke Purnell Rain Harrell (A Professional Corporation), in Dallas, Texas, or such other place or in such other manner as mutually agreed to by the parties, at 10:00 a.m., Dallas, Texas time, on June 26, 1996, or such other date as the parties may mutually agree upon (the "Closing Date").


                                   ARTICLE X

                                    CLOSING

         10.1 Performance by Sellers and Shareholder. At the Closing, concurrently with performance by Buyers of its obligations to be performed at the Closing:

                   (a) Conveyances. Each Seller shall execute and deliver to the applicable Buyer, in form and substance acceptable to such Buyer (i) Bills of Sale and Assignment in substantially the forms attached hereto as Exhibits A-1 and A-2 conveying to such Buyer all items of personalty included among the Assets, (ii) except as provided in Section 7.13 hereof, assignments of each of the contracts, leases, arrangements and commitments listed on
Schedule 1.1B and (iii) all other assignments, endorsements and instruments of transfer as shall be necessary or appropriate to carry out the intent of this Agreement and as shall be sufficient to vest in Buyers title to all of the Assets and all right, title and interest of such Seller thereto. If requested by Buyers, such documents shall be in a form suitable for recording.

                   (b) Records. Each Seller shall deliver to Buyers all documents, agreements, reports, books, records and accounts pertaining specifically to the Assets that are in such Seller's possession.

                   (c) Certificate. Each Seller shall execute and deliver the certificate referred to in Section 7.3.

                   (d) Noncompetition Agreements and Shareholder Consulting Agreement. Sellers and Robert A. Cook shall execute and deliver to Buyers the Noncompetition Agreements referred to in Section 7.4, and Robert A. Cook shall execute and deliver to Buyers the Shareholder Consulting Agreement referred to in Section 7.5.

                   (e) Certificates of Authorities. Each Seller shall deliver to Buyers the certificates of authorities with respect thereto referred to in Section 7.8.

                   (f) Opinion of Sellers' Counsel. Sellers shall deliver to Buyers the opinion of its counsel, dated the Closing Date, as to the matters specified in Section 7.11.

                   (g) Consents. Sellers shall deliver to Buyers the consents and approvals required by Section 7.13.

                   (h) Other Actions. Each Seller and Shareholder shall take all such other steps as may be necessary or appropriate to put Buyers in actual and complete ownership and possession of the Assets.

         10.2 Buyer's Performance. At the Closing, concurrently with the performance by Sellers and Shareholder of their respective obligations to be performed at the Closing, each Buyer shall:

                   (a) Purchase Price. Deliver to Sellers that portion of the Purchase Price specified in the first sentence of Section 2.3.

                   (b) Assumption Agreements. Execute and deliver to the applicable Seller Assumption Agreements in substantially the form attached hereto as Exhibit B-1 or B-2.

                   (c) Certificate. Execute and deliver to Sellers the certificate referred to in Section 8.3.

                   (d) Noncompetition Agreements and Shareholder Consulting Agreement. Execute and deliver to Sellers and Robert A. Cook the
Noncompetition Agreements referred to in Section 8.4 and execute and deliver to Robert A. Cook the Shareholder Consulting Agreement referred to in Section 8.5.

                   (e) Employment Agreement. Execute and deliver to MaryDell K. Rose the Employment Agreement.

                   (f) Certificates of Authorities. Deliver to Sellers the certificates of authorities referred to in Section 8.7.

                   (g) Opinion of Counsel to Buyers and FYI. Deliver to Sellers and Shareholder the opinion of their counsel, dated the Closing Date, as to the matters specified in Section 8.9.

                   (h) Hiring of Employees. Deliver to Sellers evidence reasonably satisfactory thereto of delivery to Sellers' employees (other than MaryDell K. Rose) immediately prior to the Closing Date of offers of employment on an at-will basis on substantially the same terms and conditions of employment as existed therefor immediately prior to the Closing Date.

         10.3 Prorations; Other Instruments. In addition to the foregoing, Buyers, Sellers and Shareholder agree as follows:

                   (a) Taxes and Utilities; Change of Tax Method. Real estate and personal property taxes for the current year and utility charges for the billing periods including the Closing Date shall be apportioned pro rata among Buyers and Sellers as of the Effective Date. If the amount of real estate and personal property taxes for the current year and the amount of utility charges for the billing periods including the Effective Date are not ascertainable on the Closing Date, such taxes and utility charges shall be apportioned based on the immediately preceding tax year and billing periods; provided, however, that such taxes and utility charges shall be reapportioned based on actual taxes and charges promptly after such amounts are ascertained.

                   (b) Further Action by Sellers and Shareholder. At any time and from time to time, at or after the Closing, upon request of Buyers, each Seller and Shareholder shall do, execute, acknowledge and deliver or shall cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may reasonably be required in order to evidence, vest in and confirm to Buyers full and complete title to, possession of, and the right to use and enjoy, the Assets.

                   (c) Further Action by Buyers. At any time and from time to time, at or after the Closing, upon request of Sellers or Shareholder, Buyers shall do, execute, acknowledge and deliver or shall cause to be done, executed, acknowledged and delivered all such further acts and assurances as may reasonably be required in order to better assure and confirm to Sellers and Shareholder the assumption by Buyers of the obligations to render performance that are to be assumed by Buyers pursuant to this Agreement.

         10.4 Stock Options. Promptly after the Closing Date, Buyers shall cause FYI to grant to such employees of Buyers as selected by Shareholder and Greg Melanson and FYI nonqualified stock options to acquire an aggregate of twenty thousand (20,000) shares of Common Stock in accordance with the terms of the FYI 1995 Stock Option Plan (the "Stock Option Plan"). Such stock options shall be in minimum lots of at least one thousand (1,000) shares each and shall have a per share exercise price equal to the Fair Market Value (as defined in the Stock Option Plan) per share on the Closing Date and vest and become exercisable in twenty percent (20%) increments on July 22, 1996 and on each of the first through fourth anniversaries of the date of grant in accordance with the procedural terms set forth in the Stock Option Plan.


                                   ARTICLE XI

                          SURVIVAL AND INDEMNIFICATION

         11.1 Survival. All representations, warranties, covenants and agreements made in this Agreement shall survive and shall not be extinguished by the Closing or any investigation made by or on behalf of any party hereto.

         11.2 Buyers' Losses. Each Seller and Shareholder, jointly and severally, agrees to indemnify Buyers and save and hold Buyers harmless from, against, for and in respect of any and all damages (including, without limitation, amounts paid in settlement with Sellers' consent), losses, obligations, liabilities, liens, deficiencies, costs and expenses, including, without limitation, reasonable attorneys' fees and other costs and expenses incident to any suit, action, investigation, claim or proceeding (hereinafter referred to collectively as "Buyers' Losses") suffered, sustained, incurred or required to be paid by Buyers by reason of (i) the failure by Sellers to comply with all applicable laws relating to bulk transfers including the provisions of the Uniform Commercial Codes of the State of California; (ii) any representation or warranty made by a Seller and Shareholder in or pursuant to this Agreement being untrue or incorrect in any respect; (iii) any failure by a Seller or Shareholder to observe or perform its covenants and agreements set forth in this Agreement; (iv) any liability for warranties or defective products arising from sales of goods manufactured or sold or services provided by a Seller prior to the Closing Date; (v) any failure by a Seller or Shareholder to satisfy and discharge any other liability or obligation not expressly assumed by Buyers pursuant to this Agreement; or (vi) the items disclosed on Schedule 3.9 hereto.

         11.3      Environmental Indemnity.

                   (a) Each Seller and Shareholder agrees to indemnify and hold harmless Buyers and their respective directors, officers, employees, representatives, agents and attorneys from, against and in respect of any and all Environmental Costs (as defined below), arising in any manner in connection with: (i) the presence with the knowledge of any Seller or Shareholder at or on any property now or formerly owned, operated or leased by Sellers during the time of any Sellers' operation or lease thereof of any Hazardous Substances or the release, leak, discharge, spill, disposal, migration or emission of Hazardous Substances from any such property during the time of Sellers' operation or lease thereof; (ii) the failure of Sellers to comply with any applicable Environmental Requirements prior to the Closing Date; or (iii) the transportation to, disposal at, or migration onto or into adjacent property or any off-site location of any Hazardous Substances from property now or formerly owned, operated or leased by either Seller during the time of Seller's operation or lease thereof, whether or not the transportation or disposal was conducted in full compliance with Environmental Requirements.

                   (b) The obligations of this Section 11.3 shall include the obligation to defend the Indemnified Parties (as defined below) against any claim or demand for Environmental Costs, the obligation to pay and discharge any Environmental Costs imposed on Indemnified Parties, and the obligation to reimburse Indemnified Parties for any Environmental Costs incurred or suffered, provided in each instance that the claim for Environmental Costs arises in connection with a matter for which Indemnified Parties are entitled to indemnification under this Agreement. The obligation to reimburse the Indemnified Parties shall also include the costs and expenses (including, without limitation, reasonable attorneys' fees) to establish or enforce the rights of Buyers or such other persons to indemnification hereunder.

                   (c) "Environmental Costs" shall mean any of the following that arise in any manner regardless of whether based in contract, tort, implied or express warranty, strict liability, Environmental Requirement or otherwise: all liabilities, losses, judgments, damages, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, reasonable attorneys' fees and fees and disbursements of environmental consultants, all costs related to the performance of any required or necessary assessments, investigations, remediation, response, containment, closure, restoration, repair, cleanup or detoxification of any impacted property, the preparation and implementation of any maintenance, monitoring, closure, remediation, abatement or other plans required by any governmental agency or by Environmental Requirements and any other costs recovered or recoverable under any Environmental Requirement), fines, penalties, or monetary sanctions. Environmental Costs shall include without limitation: (i) damages for personal injury or death, or injury to property or to natural resources;
(ii) damage to real property or damage resulting from the loss of the use of all or any part of the property, including but not limited to business loss; and (iii) the cost of any demolition, rebuilding or repair of any property required by Environmental Requirements or necessary to restore such property to its condition prior to damage caused by an environmental condition or by the remediation of an environmental condition.

         11.4 Employee Compensation and Benefits. Each Seller and Shareholder agrees to indemnify and hold Buyers harmless from and against any and all claims made by employees of Sellers, regardless of when made, for wages, salaries, bonuses, pension, workmen's compensation, medical insurance, disability, vacation, severance, pay in lieu of notice, sick benefits or other compensation or benefit arrangements to the extent the same are based on employment service rendered to a Seller prior to the Closing Date or injury or sickness occurring prior to the Closing Date (collectively, "Employee Claims").

         11.5 Sellers' Losses. Each Buyer and FYI, jointly and severally, agree to indemnify Sellers and Shareholder and save and hold Sellers and Shareholder harmless from, against, for and in respect of any and all damages (including, without limitation, amounts paid in settlement with Buyers' consent), losses, obligations, liabilities, claims, deficiencies, costs and expenses, including, without limitation, reasonable attorneys' fees and other costs and expenses incident to any suit, action, investigation, claim or proceeding (hereinafter referred to collectively as "Sellers' Losses") suffered, sustained, incurred or required to be paid by Sellers or Shareholder by reason of (i) any representation or warranty made by a Buyer in or pursuant to this Agreement being untrue or incorrect in any respect; (ii) any failure by a Buyer or FYI to observe or perform its covenants and agreements set forth in this Agreement; (iii) any liability for warranties or defective products arising from sales of goods manufactured or sold or services provided by a Buyer on or after the Closing Date; (iv) any failure by a Buyer to satisfy and discharge any liability or obligation expressly assumed by a Buyer pursuant to this Agreement; or (v) any and all claims made by employees of Sellers for workmen's compensation, medical insurance, disability, vacation, severance, sick benefits or other compensation arrangements to the extent the same are based on employment service rendered to Buyers on or after the Closing Date.

         11.6 Notice of Loss. Notwithstanding anything herein contained, Buyers and Sellers and Shareholder shall not have any liability under the indemnity provisions of this Agreement with respect to a particular matter unless a notice setting forth in reasonable detail the breach which is asserted has been given to the Indemnifying Party (hereafter defined) and, in addition, if such matter arises out of a suit, action, investigation or proceeding, such notice is given promptly after the Indemnified Party (hereafter defined) shall have been given notice of the commencement of a suit, action, investigation or proceeding. With respect to Buyers' Losses, Environmental Costs and Employee Claims, each Seller and Shareholder, jointly and severally, shall be the Indemnifying Party and Buyers shall be the Indemnified Party. With respect to Sellers' Losses, each Buyer, jointly and severally, shall be the Indemnifying Party and Sellers and Shareholder shall be the Indemnified Party.

         11.7 Right to Defend. Upon receipt of notice of any suit, action, investigation, claim or proceeding for which indemnification might be claimed by an Indemnified Party, the Indemnifying Party shall be entitled promptly to defend, contest or otherwise protect against such suit, action, investigation, claim or proceeding at its own cost and expense. The Indemnified Party shall have the right, but not the obligation, to participate at its own expense in a defense thereof by counsel of its own choosing, but the Indemnifying Party shall be entitled to control the defense unless the Indemnified Party has relieved the Indemnifying Party from liability with respect to the particular matter or the Indemnifying Party fails to assume defense of the matter. In the event the Indemnifying Party shall fail to defend, contest or otherwise protect in a timely manner against any such suit, action, investigation, claim or proceeding, the Indemnified Party shall have the right, but not the obligation, to defend, contest or otherwise protect against the same and make any compromise or settlement thereof and recover the entire cost thereof from the Indemnifying Party including reasonable attorneys' fees, disbursements and all amounts paid as a result of such suit, action, investigation, claim or proceeding or the compromise or settlement thereof. However, if the Indemnifying Party undertakes the defense of such matters, the Indemnified Party shall not be entitled to recover from the Indemnifying Party any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than the reasonable costs of investigation undertaken by the Indemnified Party with the prior written consent of the Indemnifying Party.

         11.8 Satisfaction of Claims. Buyers shall have the option of recovering amounts owing thereto pursuant to Sections 11.2, 11.3 and 11.4 for Buyers' Losses, Environmental Costs and Employee Claims from Sellers or, to the extent available, from the funds held thereby as described in the second sentence of Section 2.3.


                                  ARTICLE XII

                                 MISCELLANEOUS

         12.1 Guarantee. FYI hereby unconditionally guarantees the performance of Buyers' obligations under this Agreement in accordance with, and subject to, the terms hereof. FYI hereby authorizes Sellers and Shareholder to
(i) change the terms of all or any part of the obligations guaranteed hereby, including without limitation, releasing, extending or compromising the same, or changing the time for payment thereof; (ii) take, or decline to take, collateral for the payment of the obligations guaranteed hereby, and exchange, enforce or fail to enforce, fail to attach or perfect, or release its interests in any such collateral; and (iii) release or substitute, or impair or suspend, any remedy against, or fail to proceed against, Buyers or any guarantor of, or anyone else liable on the obligations guaranteed hereby.

         12.2 Expenses. Except as otherwise expressly provided herein, Sellers, Shareholder and Buyers shall each pay their own expenses in connection with the preparation of this Agreement, and the consummation of the transactions contemplated hereby, including, without limitation, fees of their own counsel, auditors and other experts, whether or not such transactions be consummated.

         12.3 Entire Agreement. This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof, and no party shall be liable or bound to the other in any manner by any representations or warranties not set forth herein.

         12.4 Confidentiality; Publicity. Each Seller and Shareholder and each Buyer covenants that it (a) will hold and shall take all steps reasonably necessary to ensure that its representatives hold, in strict confidence all information (other than such written information as may be or become publicly available) furnished by the other parties to this Agreement or its representatives to it in connection with this Agreement (the "Information"); and (b) will not, without the prior written consent of such other parties, release or disclose any Information to any other person, except to its representatives who in its reasonable judgment need to know and have access to the Information in connection with the consummation of the transactions contemplated by this Agreement and who are informed by it of the confidential nature of the Information; provided, however, that this Section 12.4 shall not
(i) prohibit disclosures as may be required by law and (ii) apply after the Closing Date to any Information with respect to the Assets. Except as otherwise required by law, no party hereto shall issue any press release or make any public statement, in either case relating to or in connection with or arising out of this Agreement or the matters contained herein without obtaining the prior written approval of the other parties to the content and manner of presentation and publication thereof. Each party to this Agreement covenants to the other parties that it shall not unreasonably withhold or delay such consent.

         12.5 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of such agreements.

         12.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

         12.7 Headings. The headings of the paragraphs and subparagraphs of this Agreement are inserted for convenience of reference only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

         12.8 Use of Certain Terms. As used in this Agreement, the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular paragraph, subparagraph or other subdivision.

         12.9 Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof, and this Agreement may be modified or amended by a written instrument executed by Buyers and Sellers and Shareholder. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

         12.10 Notices. Any notice, request, instruction, document or other communication to be given hereunder by any party hereto to any other party hereto shall be in writing and validly given if (i) delivered personally,
(ii) sent by telecopy with electronic confirmation of receipt, (iii) delivered by overnight express, or (iv) sent by registered or certified mail, postage prepaid, as follows:

              (i)    If to Sellers       Robert A. Cook and Staff, Inc.
                     and/or to           RAC Services, Inc.
                     Shareholder:        2025 Gateway Place
                                         Suite 330
                                         San Jose, California 95110
                                         Attention:    Mr. Robert A. Cook

             (ii)    If to Buyers:       Robert A. Cook Acquisition Corp.
                                         RAC (California) Acquisition Corp.
                                         3232 McKinney Avenue
                                         Suite 900
                                         Dallas, Texas 75204
                                         Attention:    Margot T. Lebenberg, Esq.

or at such other address for a party as shall be specified by like notice. Any notice that is delivered personally, or sent by telecopy or overnight express in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party. Any notice that is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the fourth day after the day it is so placed in the mail.

         12.11 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED, ENFORCED, AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF CALIFORNIA (WITHOUT REGARD TO ITS CHOICE OF LAW PRINCIPLES).

         12.12 Brokerage, Financial Advisor or Finder Fees. No agent, advisor, broker, person or firm acting on behalf of either Buyers, Sellers or Shareholder is, or will be, entitled to any commission or broker's, advisor's or finder's fees from each of the parties hereto, or from any of their respective affiliates, in connection with any of the transactions contemplated hereby.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed in counterparts all as of the date first above written.

                                SELLERS:

                                ROBERT A. COOK AND STAFF, INC.


                                By:      /s/ Robert A. Cook
                                         ---------------------------------------
                                         Robert A. Cook, President

                                RAC SERVICES, INC.


                                By:      /s/ Robert A. Cook
                                         ---------------------------------------
                                         Robert A. Cook, President

                                SHAREHOLDER:


                                /s/ Robert A. Cook
                                ------------------------------------------------
                                Robert A. Cook


                                /s/ Robert A. Cook
                                ------------------------------------------------
                                Robert A. Cook, as Trustee of the Cook 1993
                                Living Trust


                                /s/ Anna M. Cook
                                ------------------------------------------------
                                Anna M. Cook, as Trustee of the Cook 1993 Living Trust

                                BUYERS:

                                ROBERT A. COOK ACQUISITION CORP.


                                By: /s/ Thomas C. Walker
                                    --------------------------------------------
                                    Printed Name: Thomas C. Walker
                                    Title: President and Chief Executive Officer

                                RAC (CALIFORNIA) ACQUISITION CORP.


                                By: /s/ Thomas C. Walker
                                    --------------------------------------------
                                    Printed Name: Thomas C. Walker
                                    Title: President and Chief Executive Officer

                                Solely for the purposes of Article IV and VI,
                                Section 8.3, Section 11.5 and Section 12.1 hereof

                                FYI:

                                FYI INCORPORATED


                                By: /s/ Thomas C. Walker
                                    --------------------------------------------
                                Printed Name: Thomas C. Walker
                                Title:   Chairman of the Board and Chief
                                         Development Officer

                            ASSET PURCHASE AGREEMENT

                         LIST OF SCHEDULES AND EXHIBITS


SCHEDULES
- ---------
   1.1A            Real Property Interests
   1.1B            Assumed Contracts
   1.1C            Excluded Assets
   2.2             Allocation of Purchase Price
   3.2A            Good Title to Assets; Encumbrances
   3.5             Trademarks, Etc.
   3.6             Licenses, Franchises, Permits and Governmental
                     Authorizations
   3.7             Contracts
   3.9             Litigation
   3.11            Financial Statements
   3.12            Employee Benefits
   3.13            Employees
   3.15            Required Consents
   3.16            Insurance
   3.18            Business Relations
   3.23            Receivables
   5.2             Bonuses Payable by Sellers


EXHIBITS
- --------
   A-1             Bill of Sale and Assignment (Robert A. Cook and Staff, Inc.)
   A-2             Bill of Sale and Assignment (RAC Services, Inc.)
   B-1             Assumption Agreement (Robert A. Cook and Staff, Inc.)
   B-2             Assumption Agreement (RAC Services, Inc.)
   C-1             Seller Noncompetition Agreement
   C-2             Shareholder Noncompetition Agreement
   D               Shareholder Consulting Agreement
   E               Employment Agreement

                                  SCHEDULE 2.2

                          ALLOCATION OF PURCHASE PRICE

                         ROBERT A. COOK AND STAFF, INC.

           (a)    Accounts Receivable                       $  1,886,634.28
           (b)    Furniture and Equipment and Vehicle(s)    $    384,954.00
           (c)    Prepaids/Other                            $     31,980.80
           (d)    Goodwill                                  $  9,096,430.92

                             RAC SERVICES, INC.

            <S
            (a     Accounts Receivable                       $
            (b     Furniture and Equipment and Vehicle(s     $

            (c     Prepaids/Other                            $
            (d     Goodwill                                  $         1.00